STOCK PURCHASE AGREEMENT
By and Among

Purchasers:
Astro Wealth, S.A. de C.V.
Astro Assets, S.A. de C.V.

Sellers:
World Acceptance Corporation
WFC Services Inc.
WAC Mexico Holdings LLC

Companies:
WAC de México, S.A. de C.V., SOFOM, E.N.R.
Servicios World Acceptance Corporation de México, S. de R.L. de C.V.

Effective Date: July 1, 2018

Table of Contents		Page
DEFINITIONS CHAPTER		1

SECTION 1		4
PURCHASE AND SALE OF THE PURCHASED SHARES; THE CLOSING
1.1	Purchase and Sale of Purchased Shares
1.2	Purchase Price
1.3	The Closing
1.4	Purchase Price Allocation
1.5	No Income Tax Withholding
SECTION 2		5
REPRESENTATIONS AND WARRANTIES OF SELLERS
2.1	Organization and Authority of Sellers
2.2	Organization, Authority, and Qualification of the Companies
2.3	Capitalization.
2.4	No Other Representations and Warranties
SECTION 3		6
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
3.1	Organization and Good Standing
3.2	Authority
3.3	Independent Investigation
SECTION 4		7
POST-CLOSING ACCESS TO INFORMATION
SECTION 5		7
INDEMNIFICATION AND LIMITATION ON LIABILITY
5.1	Indemnification by Sellers
5.2	Indemnification by Purchasers
5.3	Cooperation.
5.4	Survival and Time Limitations
5.5	Limitations on Amount
5.6	Insurance
5.7	Procedure for Indemnification -- Third Party Claims
5.8	Procedure for Indemnification -- Other Claims
5.9	Exclusive Remedy; Limitation of Liability
SECTION 6		10
MISCELLANEOUS
6.1	Confidentiality
6.2	No Public Announcements
6.3	Successors and Assigns
6.4	Entire Agreement; Amendment
6.5	Cooperation
6.6	Notices
6.7	Severability

6.8	Governing Law and Arbitration
6.9	Delays or Omissions
6.10	Consents
6.11	Payment of Fees and Expenses
6.12	Construction of Agreement
6.13	Counterparts

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of July 13, 2018, to be effective as of July 1, 2018, by and among World Acceptance Corporation (“Seller 1”), WFC Services Inc. (“Seller 2”), WAC Mexico Holdings, LLC (“Seller 3”, jointly with Seller 1 and Seller 2 as the “Sellers”) and Astro Wealth S.A. de C.V. (“Purchaser 1”) and Astro Assets S.A. de C.V. (“Purchaser 2”, jointly with Purchaser 1 as the “Purchasers”), together with the Sellers as the “Parties” or “Party”).
WHEREAS Company 1 is a corporation duly organized and existing under the laws of Mexico, with a corporate capital represented by the shares owned by Seller 1 and by Seller 2, as specified in Exhibit 1.
WHEREAS Company 2 is a limited liability company duly organized and existing under the laws of Mexico, with a corporate capital owned by Company 1 and Seller 3, as specified in Exhibit 2.
WHEREAS Sellers represent that they are the legitimate owners of the Purchased Shares, free and clear of any liens, encumbrances or charges, and, subject to the terms and conditions of this Agreement, are legally capable to perform their obligations provided for in this Agreement.
WHEREAS Purchasers has been provided by Sellers and the Companies with all the documentation listed in Exhibit 3, and certain other information and documentation requested by Purchasers in connection with its due diligence examination of the Companies, including original client records corresponding to substantially all individual loans of the products managed by WAC de México (Payroll Loans, Domo Loans and Avance Loans) as well as the original negotiable instruments known as promissory notes duly subscribed by the debtors as clients of Company 1, as well as substantially all agreements and contracts in force as of the date hereof with public, non-centralized or private entities for the discount of the loans granted by Company 1 to the employees of such entities.
WHEREAS Purchasers, after having conducted due diligence of the Companies based on the information and documentation provided by Sellers and the Companies, has come to the conclusion that the tax, corporate, labour, operational and financial situation of the Companies is an adequate one for the transfer of the Purchased Shares and thus Purchasers are willing to execute this Agreement and purchase the Companies through the Purchased Shares with only the limited representations and warranties set forth herein.
WHEREAS, the Parties have conducted extensive negotiations in order to reach a mutually agreeable understanding and commitment under this Agreement.
WHEREAS, on the basis of the terms and conditions set forth in this Agreement, Purchasers wishes to purchase from Sellers and Sellers are willing to sell to Purchasers the Purchased Shares on the terms and subject to the conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers hereby severally agree with the Purchasers and the Purchasers agree with each Seller as follows:
DEFINITIONS CHAPTER
“Affiliate” shall mean, with respect to any Person, (a) any other Person that controls, is controlled by, or is under common control with such Person and (b) any officer, director, or shareholder of such Person. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall mean this Stock Purchase Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Monterrey, Nuevo Leon, Mexico are authorized or required by Law to close.
“Claims” shall mean and include, without limitation, any hearing, claim, suit, action, arbitration, cause of action, criminal prosecution, demand, demand letter or Proceeding (as that term is defined herein), whether at Law or in equity, inchoate or choate, accrued or unaccrued, threatened or asserted and whether before, by or in any Governmental Authority, arbitrator, court, agency or tribunal.
“Closing” shall mean, subject to the provisions of Section 1.3:

(a)
The transfer of the Purchased Shares from Sellers to Purchasers, by way of endorsement of the share certificates covering the shares issued by Company 1 by the corresponding Seller to Purchasers, the assignment of the equity interest of the corporate capital of Company 2 from the corresponding Seller to Purchasers;

(b)
The registration of the transfer and assignment described in paragraph a) of this defined term in the corresponding stock registry book and members’ registry book of Company 1 and Company 2, respectively;

(c)
The delivery to Purchasers of the corporate books, records and documents specified in Exhibit 4 of this Agreement, and the execution by Purchasers of a document acknowledging receipt of the same, in form and substance substantially similar to the form of receipt attached hereto as Exhibit 5.

“Closing Date” shall mean July 1, 2018. Notwithstanding anything contained herein to the contrary, but subject to Section 1.3 hereof, for the purposes of passage of title and risk of loss, allocation of expenses, adjustments and other economic or financial effects of the transactions contemplated hereby, the Closing when completed shall be deemed to have occurred at 12:01 a.m., local time, on the Closing Date.
“Company 1” shall mean WAC de México, S.A. de C.V., SOFOM, E.N.R.
“Company 2” shall mean Servicios World Acceptance Corporation de México, S. de R.L. de C.V.
“Company” or “Companies” shall mean, respectively, either Company 1 or Company 2 or, jointly, Company 1 and Company 2.
“Data Room” means the electronic data room maintained by Sellers and the Companies and to which Sellers and the Companies have granted access to Purchasers with respect to Purchasers’ performance of due diligence regarding the Companies.
“Disputes” has the meaning set forth in Section 6.8.
“Encumbrances” shall mean any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.
“Governmental Authority” shall mean any federal, state, local or foreign government or political subdivision thereof, including, without, limitation any agency or instrumentality of such government or political subdivision, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), and any arbitrator, court, forum or tribunal of competent jurisdiction.
“Law” shall mean any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority.
“Lender” or “Lenders” shall mean any Person who provides any money, credit, financing, loan or other monetary benefit to, for or on behalf Purchasers for purposes of the Purchasers exercising its rights and/or performing its obligations with respect to the Closing of this Agreement.

“Losses” shall mean any and all Claims, losses, debits, debts, damages, dues, penalties, fines, costs, fees, amounts paid in settlement, liabilities, obligations, Encumbrances, deficiencies, costs of investigation, any amount payable with respect to taxes (including any amounts relating to taxes payable pursuant to a contract or otherwise and without taking into account any tax benefits), defense costs, court costs and expenses (including, without limitation, interest, penalties and reasonable attorneys’ fees and expenses), but excluding any lost profits or revenues and diminution in value.
“Person” shall mean any natural person, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity organized under or arising by operation of any applicable Law.
“Proceedings” shall mean any hearing, action, proceeding, trial, examination, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Authority, court, tribunal, forum, panel or arbitrator.
“Purchase Price” has the meaning set forth in Section 1.2.
“Purchased Shares” shall mean the shares and the equity participation owned by Sellers, specified in Exhibit 6.
“Purchaser 1” shall mean Astro Wealth, S.A. de C.V.
“Purchaser 2” shall mean Astro Assets, S.A. de C.V.
“Purchaser” or “Purchasers” shall mean, respectively, either Purchaser 1 or Purchaser 2 or, jointly, Purchaser 1 and Purchaser 2.
“Purchaser Indemnified Parties” has the meaning set forth in Section 5.1.
“Representatives” shall mean, with respect to any Person, any and all directors, managers, officers, partners, employees, consultants, financial advisors, attorneys and accountants of such Person.
“Seller Indemnified Parties” has the meaning set forth in Section 5.2.
“Seller 1” shall mean World Acceptance Corporation.
“Seller 2” shall mean WFC Services Inc.
“Seller 3” WAC Mexico Holdings, LLC.
“Target Cash” shall mean an amount equal to MX$127,495,050.00 (One Hundred and Twenty-Seven Million Four Hundred and Ninety-Five Thousand Fifty pesos 00/100 MX Currency).
“Transaction Documents” shall mean, collectively, this Agreement and any document listed herein as a delivery of or by any Seller or any Purchaser at the Closing or pursuant to post-Closing procedures specified in this Agreement.
“U.S. Investigation” means the investigation of the Sellers, the Companies and/or their business or operations by the United States Department of Justice and the United States Securities and Exchange Commission that (a) commenced prior to the Closing Date and (b) arose from the Sellers’ and the Companies’ self-disclosure of an internal investigation regarding the legality under the U.S. Foreign Corrupt Practices Act and certain local laws of certain payments related to loans, the maintenance of the Company’s books and records associated with such payments, and the treatment of compensation matters for certain employees, as disclosed and further described in that certain Form 12b-25 filed by Seller 1 with the United States Securities and Exchange Commission on June 14, 2016 and in Seller 1’s subsequent filings with the United States Securities and Exchange Commission.

SECTION 1
PURCHASE AND SALE OF THE PURCHASED SHARES; THE CLOSING

1.1Purchase and Sale of Purchased Shares. Subject to the completion of the terms and conditions of this Agreement, each Seller severally agrees to sell to the Purchasers and the Purchasers agree to purchase from each Seller the Purchased Shares as set forth next to such Seller’s name on Exhibit 6 hereto.

1.2Purchase Price.

(a)    The Parties agree that the value of all the Purchased Shares plus the value of assumed liabilities by Purchasers is MX$934,195,050.00 (Nine Hundred and Thirty-Four Million One Hundred and Ninety-Five Thousand Fifty pesos 00/100 MX Currency). The Parties further agree that the purchase price for all of the Purchased Shares (the “Purchase Price”) shall be fixed in the amount of MX$826,795,050.00 (Eight Hundred and Twenty-Six Million Seven Hundred and Ninety-Five Thousand Fifty pesos 00/100 MX Currency). Purchasers shall pay the Purchase Price in full to Sellers on or before July 27, 2018, by wire transfer of immediately available funds to one or more accounts specified by each respective Seller.
(b)    The Purchase Price has been agreed by the Parties based on the results of negotiations between the Parties following due diligence examination conducted by the Purchasers and based on the amount of the Companies’ cash and cash equivalents as of the Closing Date being equal to or greater than the Target Cash. Sellers represent and warrant to Purchasers that the amount of the Companies’ cash and cash equivalents as of the Closing Date is equal to or greater than the Target Cash. Sellers further represent and warrant to Purchasers that the Companies shall not make, declare, send or pay to Sellers any dividends on or after the Closing Date. For the avoidance of doubt, the Parties acknowledge and agree that all cash generated from operations of the Companies from and after the Closing Date shall be credited to and inure to the benefit of Purchasers.
1.3The Closing. Subject to the terms and conditions hereof, the Closing shall be effective as of the Closing Date, regardless of the date of execution and delivery of this Agreement. Notwithstanding the foregoing, Sellers shall hold in escrow (a) Sellers’ signatures to the Transaction Documents, (b) the share certificates covering the shares issued by Company 1 and the equity interest of the corporate capital of Company 2, and (c) the corporate books, records and documents specified in Exhibit 4 of this Agreement, which signatures, share certificates, equity interest and corporate books, records and documents shall not be deemed delivered until Sellers receive in due time full payment of the Purchase Price. Upon Sellers’ timely receipt of the full Purchase Price, Sellers shall release their signatures, the share certificates, equity interest and corporate books, records and documents from escrow and deliver them to Purchasers. Based on the above, the purchase and sale contemplated by this Agreement is a purchase and sale with reserved domain (compraventa con reserva de dominio) for all legal purposes.

1.4Purchase Price Allocation. The Purchase Price shall be distributed to the Sellers accordingly to the percentages of their stock participation in the Companies, taking into consideration the total issued and paid shares and equity interests, as the case may be.

1.5No Income Tax Withholding. Purchasers shall pay the Purchase Price to Sellers without withholding any amounts on account of Mexican income tax. For that purpose, Purchasers agree and accept to perform all necessary actions to appoint a representative for Mexican tax purposes and to file a certification for tax cost determination of the Purchased Shares in accordance with article 161 of the Mexican Income Tax Law. Furthermore, each Party shall be responsible for the compliance of its tax obligations, and is constrained to respond for any damages against the other Party as a result of any failure to do so which could give rise to any tax liability, as well as to compensate and reimburse any expense incurred as a result of the default of the liable Party for the resulting damages.

SECTION 2
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, jointly and severally, represents and warrants to Purchasers that the statements contained in this Section 2 are true, correct and complete as of the date hereof (unless another date is specified herein).
2.1Organization and Authority of Sellers. Seller 1 is a corporation duly incorporated, validly existing, and in good standing under the Laws of the U.S. State of South Carolina, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use in connection with its business. Seller 2 is a corporation duly incorporated, validly existing, and in good standing under the Laws of the U.S. State of South Carolina, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use in connection with its business. Seller 3 is a limited liability company duly organized, validly existing and in good standing under the Laws of the U.S. State of South Carolina, with full limited liability company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use in connection with its business. Each Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by any Seller of this Agreement and any other Transaction Document to which any Seller is a party, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action, as applicable, on the part of each Seller. This Agreement and each other Transaction Document constitute legal, valid, and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms.

2.2Organization, Authority, and Qualification of the Companies. Company 1 is a corporation duly incorporated, validly existing, and in good standing under the Laws of the country of Mexico and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Company 2 is a limited liability company duly organized, validly existing, and in good standing under the Laws of the country of Mexico and has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

2.3Capitalization.
(a)The authorized, issued and outstanding capital stock of Company 1 and the authorized, issued and outstanding equity participation of Company 2 are as set forth in Exhibit 1 and Exhibit 2. All of the Purchased Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by the applicable Seller, free and clear of all Encumbrances. The Sellers have, and at Closing will have, good and marketable title to all of the Purchased Shares. Upon the transfer, assignment, and delivery of the Purchased Shares and payment therefor in accordance with the terms of this Agreement, Purchasers shall own all of the Purchased Shares, free and clear of all Encumbrances.
(b)All of the Purchased Shares were issued in compliance with applicable Laws. None of the Purchased Shares were issued in violation of any agreement or commitment to which any Seller or either Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.
(c)There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of stock of either Company or obligating any Seller or either Company to issue or sell any shares of stock of, or any other interest in, either Company. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Purchased Shares.

2.4No Other Representations and Warranties. Except for the express representations and warranties contained in this Section 2, no Seller or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or either Company, regarding the business or assets of the Companies, including without limitation any representation or warranty (a) as to the accuracy or completeness of any information regarding the business or assets furnished or made available to each Purchaser and its respective representatives, including without limitation any information, documents or material made available to each Purchaser and its respective representatives in the Data Room, during presentations or in any other form or manner, or (b) as to the future revenue, profitability or success of the Companies’ business. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 2 AND THE TERMS AND CONDITIONS SET FORTH IN SECTION 5 OF THIS AGREEMENT, THE PURCHASED SHARES ARE BEING PURCHASED BY PURCHASERS “AS IS, WHERE IS” AND “WITH ALL FAULTS”, AND EACH SELLER EXPRESSLY DISCLAIMS AND MAKES NO OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE OR DESCRIPTION WITH RESPECT TO THE BUSINESS OR THE ASSETS OF THE COMPANIES.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
Each Purchaser, jointly and severally, represents and warrants to Sellers that the statements contained in this Section 3 are true, correct and complete as of the date hereof (unless another date is specified herein).
3.1Organization and Good Standing. Purchaser 1 is a corporation duly organized, validly existing and in good standing under the Laws of Mexico, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use in connection with its business. Purchaser 2 is a corporation duly organized, validly existing and in good standing under the Laws of Mexico, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use in connection with its business.

3.2Authority. Each Purchaser has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchasers of this Agreement and by any Purchaser of any other Transaction Document to which such Purchaser is a party, the performance by each Purchaser of its obligations hereunder and thereunder and the consummation by Purchasers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Purchaser. This Agreement has been duly executed and delivered by Purchasers, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of Purchasers enforceable against Purchasers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which each Purchaser is or will be a party has been duly executed and delivered by each Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3Independent Investigation. Each Purchaser is sophisticated, knowledgeable of the industries in which the Companies operate and is capable of evaluating the Companies, their business and the merits and risks of the transactions contemplated by this Agreement and the matters set forth herein. Each Purchaser has conducted its own independent investigation, review, analysis and assessment of the Companies’ business and future operations and is sufficiently experienced to make an informed judgment with respect thereto. Each Purchaser acknowledges, agrees and confirms that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Companies for such purpose. Each Purchaser further acknowledges, agrees and confirms that Sellers have provided to each Purchaser the opportunity to ask questions of the management employees and other representatives of the Companies and Sellers and to acquire such additional information about the Companies and the financial condition of the Companies as each Purchaser has requested and all such information has been received. Each Purchaser further acknowledges, agrees and confirms that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Purchaser has relied solely upon its own investigation and the specific representations and warranties expressly made by Sellers in Section 2 of this Agreement; (b) except for the specific representations and warranties expressly made by Sellers in Section 2 of this Agreement, neither the Companies nor any Seller nor any other Person representing or purporting to represent Sellers or the Companies is making or has made any representation or warranty, expressed or implied, at law or in equity, regarding the Companies’ business, the Companies, any Seller, or any of their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Companies’ business, the effectiveness or the success of any operations, or the accuracy or completeness of any memoranda, presentations, documents, projections, material or other information (financial or otherwise) regarding the Companies furnished to each Purchaser or its representatives, or made available to each Purchaser and its respective representatives in the Data Room, presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (c) the Companies’ current and past results do not guarantee future performance and any fluctuation of post-transaction income and expenses are beyond the control of Sellers. Each Purchaser further acknowledges, agrees and confirms that such Purchaser is acquiring the Purchased Shares on an “as is, where is” basis, “with all faults,” subject only to the specific representations and warranties expressly made by Sellers in Section 2 of this Agreement as further limited by the specifically bargained-for limitations on remedies set forth in Section 5 hereof. Each Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties or remedies and acknowledges and agrees that Sellers have specifically disclaimed and do hereby disclaim any such other representation or warranty or remedy made by any Person. The provisions of this Section 3.3 together with the limited remedies set forth in Section 5 were specifically bargained-for between Purchasers and Sellers and were taken into account by Purchasers and Sellers in arriving at the Purchase Price.

SECTION 4
POST-CLOSING ACCESS TO INFORMATION

4.1In addition to the provisions of Section 4.2 and Section 5.3(b), for a period of six (6) years from and after the Closing Date, in connection with (i) the preparation of tax returns or (ii) any claim, action, suit, investigation, audit, demand or other proceeding asserted by a third party against Sellers or the Companies or their respective officers and directors relating to the pre-Closing operation of the Companies, upon reasonable prior written notice, each Purchaser shall, and shall cause each Company and such Purchaser’s Affiliates and their respective Representatives to, at the sole expense of Sellers for all out-of-pocket costs and expenses, including associated storage, equipment, software, personnel and overhead costs and expenses (provided that there shall be no profit mark-up of such Purchaser’s actual cost), (A) afford the Representatives of Sellers reasonable access, during normal business hours, to the offices, properties and pre-Closing books and records of such Purchaser and its Affiliates in respect of each Company and (B) make available to the Representatives of Sellers the employees of such Purchaser and its Affiliates who are former employees of the Companies (or, in the event of their unavailability or inadequate access to necessary pre-Closing information, such employees of such Purchaser or any Affiliate that possess such information) in respect of each Company whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Sellers in connection with its inquiries, investigation or defense for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes, with Seller to assume and pay all costs and expenses of such Purchaser relating to such cooperation.
4.2In order to facilitate the resolution of any claims made against or incurred by Sellers or the Companies prior to the Closing , or for any reasonable purpose, for a period of six (6) years after the Closing, or such longer period as may be required by any applicable statute of limitations or other Law applicable to retention of such pre-Closing books and records, Purchasers shall, at the sole expense of Sellers for all out-of-pocket costs and expenses, including associated storage, equipment, software, personnel and overhead costs and expenses (provided that there shall be no profit mark-up of Purchasers’ actual cost): (i) retain the books and records (including personnel files) of each Company relating to periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records. On or after the end of such period, each Purchaser shall (and shall cause its Affiliates to) provide Sellers with at least thirty (30) days prior written notice before destroying any such books and records, during which period Sellers may elect to take possession, at their own expense, of such books and records.

SECTION 5
INDEMNIFICATION AND LIMITATION ON LIABILITY

5.1Indemnification by Sellers. Subject to the terms and conditions of this Section 5, upon Closing and after the Closing Date, Sellers shall, jointly and severally, indemnify and hold harmless each Purchaser, its Affiliates, its Lenders and the Companies and each of their respective directors, officers, equityholders, members, managers and Representatives and their respective successors and assigns (the “Purchaser Indemnified Parties”) from and against any Claims asserted against any Purchaser Indemnified Party and any Losses that any Purchaser Indemnified Party may suffer or incur directly resulting from or directly caused by the U.S. Investigation.

5.2Indemnification by Purchasers. Subject to the terms and conditions of this Section 5, upon Closing and after the Closing Date, Purchasers shall, jointly and severally, indemnify and hold harmless Sellers, their respective Affiliates, and each of their respective Affiliates, directors, officers, equityholders, members, managers and Representatives and their respective successors and assigns (“Seller Indemnified Parties”) from and against any Claims asserted against any Seller Indemnified Party and any Losses that any Seller Indemnified Party may suffer or incur directly resulting from or directly caused by the operation of the Companies and their business after the Closing Date or any Claims or similar Proceedings or investigations related thereto, except to the extent such Claims and Losses directly relate to, result from or arise from any actions, omissions, events or circumstances of the Sellers and/or the Companies that occurred prior to Closing.

5.3Cooperation.

(a)Tax Matters. After the Closing, Purchasers and Sellers shall promptly make available or cause to be made available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to tax liabilities and potential tax liabilities relating to the Companies for all periods prior to or including the Closing Date and shall not destroy any such information, records and documents without the permission of Purchasers and Sellers. Sellers shall prepare and provide to Purchasers any tax information packages reasonably requested by Purchasers for Purchasers’ use in preparing the Companies’ tax returns. Such tax information packages shall be completed by Sellers and provided to Purchasers within sixty (60) calendar days after the request therefor. Each Party shall bear its own expenses in complying with the foregoing provisions.
(b)Post-Closing Records Access. Sellers and their Representatives shall promptly make available or cause to be made available to the Purchaser Indemnified Parties all information, records or documents relating to the pre-Closing operations of the Companies and the U.S. Investigation, without limitation, for all periods prior to or including the Closing Date, as and when reasonably requested by Purchasers and shall not destroy any such information, records and documents relating to the pre-Closing operations of the Companies or the U.S. Investigation; provided, however, that Sellers may withhold any documents, records or information for which disclosure is limited by the attorney-client privilege, attorney work product privilege or government instructions.
5.4Survival and Time Limitations. This Agreement, including all terms, conditions and covenants contained herein will survive the Closing. Notwithstanding anything to the contrary in this Agreement, Sellers shall have no liability (for indemnification or otherwise) with respect to any breach of any representation or warranty made by Sellers or any covenant or obligation to be performed or complied with by Sellers unless on or before the later of the date that is twenty-four (24) months after the Closing Date or ninety (90) days following the expiration of the applicable statute or period of limitations, any Purchaser notifies Sellers, in writing delivered in accordance with Section 6.6, of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by such Purchaser; provided, however, that any claims of fraud shall survive indefinitely. The time limitation set forth in this Section 5.4 excludes any claims related to the U.S. Investigation, which should survive until such investigation is concluded.

5.5Limitations on Amount. Sellers’ cumulative aggregate maximum liability for Losses with respect to the indemnification obligations of Sellers set forth in Section 5.1 shall be limited to the greater of (a) any amount actually paid by Purchasers or the Companies to any United States Governmental Authorities as a result of the U.S. Investigation or (b) the Purchase Price.

5.6Insurance. Except as prohibited by or insistent with any provisions under an applicable insurance policy, including, without limitation, any subrogation rights or obligations, the amount of any Losses subject to indemnification under this Section 5 of any claim therefor shall be calculated net of any actual insurance proceeds (net of premiums paid and collection costs and expenses, including reasonable attorney’s fees, incurred to obtain such insurance proceeds) received or receivable by the indemnified party on account of such claim for indemnification.

5.7Procedure for Indemnification -- Third Party Claims.

(a)Within a reasonable time after receipt of notice of the commencement of any Proceeding against an indemnified party under Section 5.1 or Section 5.2, such indemnified party will, if a claim is to be made against an indemnifying party, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that it is fully and finally adjudicated in an appropriate Proceeding, based on evidence and the law, that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.
(b)If any Proceeding referred to in Section 5.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 5 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it shall not be construed to establish or otherwise evidence for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within twenty (20) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
(c)Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
(d)Without prejudice to the right of any indemnified party or indemnifying party to contest the jurisdiction of any court in which a Proceeding is brought by a third party against any indemnified party, and solely for the purposes of complying with the indemnifying party’s obligations under Section 5, the indemnifying party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought by a third party against any indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on such Persons with respect to such a claim anywhere in the world.

5.7Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought in accordance with the provisions of Section 6.6.

5.8Exclusive Remedy; Limitation of Liability.
(a)The indemnification obligations of Sellers under this Section 5 shall be the sole and exclusive remedy of Purchasers available at law or in equity for any breach of any representation, warranty, covenant or other terms, conditions or obligations of Sellers under this Agreement and each Purchaser hereby waives and releases any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any tort claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement). Notwithstanding the foregoing, nothing in this Section 5.9 shall limit any Party’s right to seek any remedy on account of fraud by any Party hereto.
(b)Notwithstanding anything to the contrary in this Agreement, no Party shall have any right or claim against any other Party for exemplary, special, consequential, indirect or punitive damages (except to the extent such damages are directly incurred by an indemnified party in connection with a third-party claim against such indemnified party). Without limiting the generality of the preceding sentence, but subject to the exceptions herein provided, no legal action sounding in tort or strict liability may be maintained by one Party against any other Party. Except as prohibited by or insistent with any provisions under an applicable insurance policy, including, without limitation, any subrogation rights or obligations, and net of premiums paid and collection costs and expenses, including reasonable attorney’s fees, incurred to obtain such insurance proceeds, each Party’s indemnified claims will be offset by any (i) amounts actually recovered by any indemnified party under insurance policies or (ii) or any other recovery received or actually recoverable by any indemnified party from a third party pursuant to any reimbursement arrangements, indemnification rights, contribution agreements, holdback, offset or set-off agreements or similar arrangements with respect to such Losses. The indemnifying party and indemnified party each shall use commercially reasonable efforts to recover under any applicable insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

SECTION 6
MISCELLANEOUS

6.1Confidentiality. Each Party shall keep strictly secret and confidential its involvement in the acquisition as well as the contents of the negotiations and any and all information it has obtained from the other Party and/or the other Party’s advisers in connection with the acquisition and shall not, without the prior written consent of the other Party, disclose the same to any third party except:
(a)If the information is known to the receiving Party prior to the time of disclosure by the disclosing Party or if it has been acquired by lawful means from a source other than the disclosing Party;
(b)If the information is available to the general public or it become available in the public domain after the date of the disclosure, other than through disclosure by the receiving Party;
(c)If the information is obtained in good faith, without any restriction of confidentiality, through third parties who have no duty of confidentiality to the disclosing Party
(d)If the information is not considered confidential by the disclosing Party; or
(e)If the disclosure is required by court or governmental order, provided that the receiving Party delivers prior notice thereof to the disclosing Party.
(f)To advisers and investment members bound by professional codes of secrecy in respect of client information, or
(g)Unless required under law, regulatory authority or by administrative or court order.
Each Party shall ensure that its employees, Affiliates, shareholders and advisers comply with this confidentiality obligation.
6.2No Public Announcements. Unless required by law, regulatory authority or by administrative or court order, no announcement or public statement regarding this Agreement shall be made by either Party without the prior written consent of the other Party.

6.3Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties hereto. However, except as otherwise provided in this Agreement, the Parties shall not assign, or grant any encumbrance over, any of their rights under this Agreement, without the written consent of the other Parties.

6.4Entire Agreement; Amendment. This Agreement contains all the terms agreed upon among the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications, whether oral or written with respect to such subject matter. Neither this Agreement nor any provision hereof may be amended, changed or waived other than by a written instrument signed by the Party against who enforcement of any such amendment, change or waiver is sought.

6.5Cooperation. The Parties shall, from and after the date hereof, cooperate in a reasonable manner to effect the purposes of this Agreement.

6.6Notices. All notices and all other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid (return receipt requested), sent by facsimile (receipt of which is confirmed) or sent by a nationally recognized overnight courier (receipt of which is confirmed) to a Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

Purchaser 1:
Astro Wealth S.A. de C.V.
Río de la Plata 309, piso 1, Colonia del Valle, San Pedro Garza García, Nuevo Léon, México.
Purchaser 2:
Astro Assets S.A. de C.V.
Río de la Plata 309, piso 1, Colonia del Valle, San Pedro Garza García, Nuevo Léon, México.
Sellers:
World Acceptance Corporation, WFC Services Inc. & WAC Mexico Holdings LLC
c/o World Acceptance Corporation
Attn: R. Chad Prashad
108 Frederick Street, Greenville, South Carolina 29607

With copy to (which shall not constitute notice):
Womble Bond Dickinson (US) LLP
Attn: Jamile J. Francis III
550 South Main Street, Suite 400
Greenville, South Carolina 29601

Each such notice or other communication shall be effective at the time of receipt if delivered personally or nationally recognized overnight courier (with receipt confirmed), or three (3) Business Days after being mailed, registered or certified mail, postage prepaid, return receipt requested.
6.7Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.8Governing Law and Arbitration. This Agreement and any disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort or otherwise) shall be governed by, and construed in accordance with, the Mexican applicable laws, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction. Except as otherwise provided in this Agreement, the following binding dispute resolution procedures shall be the exclusive means used by the Parties to resolve all disputes, differences, controversies and claims arising out of or relating to the Agreement or the transactions contemplated hereby (collectively, “Disputes”). Each Party may, by written notice to the other Party, refer any Disputes for resolution in the manner set forth below.

(a)All Disputes arising out of or in connection with this Agreement shall be resolved by binding and final arbitration, which shall be administered by the United States American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The AAA’s Optional Rules for Emergency Measures of Protection shall apply to the proceedings.
(b)The arbitration shall be conducted by a panel of three (3) Arbitrators, who shall be fluent both in English and Spanish, one (1) selected by Purchasers, one (1) selected by Sellers and one (1) to be selected jointly by the Arbitrators selected by the Parties (collectively, the “Arbitrators”) who shall conduct such evidentiary or other hearings as they deem necessary or appropriate and thereafter shall make their determination as soon as practicable. Proceedings and hearings may be held either in English or Spanish. Documentary evidence may also be produced either in English or Spanish.
(c)Unless otherwise mutually agreed to by the Parties, the place of arbitration shall be San Antonio, Texas, United States.
(d)Disputes between the Parties shall be subject to arbitration notwithstanding that a Party is also a Party to a pending court action or special proceeding with a third party, arising out of the same transaction or series of related transactions and there is a possibility of conflicting rulings on a common issue of law or fact.
(e)The Arbitrators shall have the authority to award any remedy or relief including, without limitation, specific performance, the awarding of losses, the issuance of any precautionary measures, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrators shall render their decision and award upon the concurrence of at least two (2) of their number. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each Party. The decision and award of the Arbitrators shall be final and binding on all Parties. In rendering such decision and award, the Arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement and shall make their determinations in accordance therewith. Any Party to the arbitration may seek to enforce the award rendered by the Arbitrators entered in any court having jurisdiction thereof.
(f)Each Party shall bear the expense of deposits and advances required by the Arbitrators in equal proportions, but such amounts shall be subject to recovery as an addition or offset to any award. The Arbitrators will award to the prevailing Party, as determined by the Arbitrators, all costs, fees and expenses related to the arbitration which have been incurred by the prevailing Party, including reasonable fees and expenses of attorneys, accountants and other professionals. The Arbitrators shall assess the costs of the arbitration proceedings, including their fees, to the Parties in such proportions as the Arbitrators consider reasonable under the circumstances.
(g)The Parties agree that the existence, conduct and content of any arbitration pursuant to this Section 6.8 shall be kept confidential and no Party shall disclose to any Person any information about such arbitration, except as may be required by an applicable Law or by any governmental entity or for financial reporting purposes in each Party’s financial statements or tax returns.

6.9Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

6.10Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

6.11Payment of Fees and Expenses. Each Party shall be responsible for paying its own fees, costs and expenses in connection with the negotiation, drafting and closing of this Agreement and the transactions herein contemplated.

6.12Construction of Agreement. No provision of this Agreement shall be construed against either Party as the drafter thereof. The titles of the Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

6.13Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signatures follow on next pages]

IN WITNESS WHEREOF, the Parties and the Companies, with respect to the covenants and obligations applicable to them, have caused this Stock Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above, to be effective as of July 1, 2018.

PURCHASERS

/s/ Sergio de Jesús Elizondo Muñoz
Astro Assets, S.A. de C.V. Sergio de Jesús Elizondo Muñoz Chief Executive Officer (CEO)

/s/ Sergio de Jesús Elizondo Muñoz
Astro Assets, S.A. de C.V. Sergio de Jesús Elizondo Muñoz Chief Executive Officer (CEO)

IN WITNESS WHEREOF, the Parties and the Companies, with respect to the covenants and obligations applicable to them, have caused this Stock Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above, to be effective as of July 1, 2018.

SELLERS

World Acceptance Corporation
/s/ R. Chad Prashad	/s/ John L. Calmes, Jr.
R. Chad Prashad	John L. Calmes, Jr.
President & Chief Executive Officer (CEO)	Chief Financial Officer (CFO)

WFC Services Inc.
/s/ R. Chad Prashad	/s/ John L. Calmes, Jr.
R. Chad Prashad	John L. Calmes, Jr.
President & Chief Executive Officer (CEO)	Chief Financial Officer (CFO)

WAC Mexico Holdings LLC
/s/ R. Chad Prashad	/s/ John L. Calmes, Jr.
R. Chad Prashad	John L. Calmes, Jr.
President & Chief Executive Officer (CEO)	Chief Financial Officer (CFO)

IN WITNESS WHEREOF, the Parties and the Companies, with respect to the covenants and obligations applicable to them, have caused this Stock Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above, to be effective as of July 1, 2018.
COMPANIES

WAC de México, S.A. de C.V., SOFOM, E.N.R.
/s/ R. Chad Prashad	/s/ John L. Calmes, Jr.
R. Chad Prashad	John L. Calmes, Jr.
Attorney in fact	Attorney in fact

Servicios World Acceptance Corporation de México, S. de R.L. de C.V.
/s/ R. Chad Prashad	/s/ John L. Calmes, Jr.
R. Chad Prashad	John L. Calmes, Jr.
Attorney in fact	Attorney in fact

EXHIBIT 1
CAPITALIZATION OF COMPANY 1
WAC de México, S.A. de C.V., SOFOM, E.N.R.

Shareholder	Fixed capital shares	Variable capital shares	Total
World Acceptance Corporation	$1,094,940.00	$729,493,945.00	$730,588,885.00
WFC	$11,060.00	$7,420,932.00	$7,431,992.00
Total	$1,106,000.00	$736,914,877.00	$738,020,877.00

EXHIBIT 2
CAPITALIZATION OF COMPANY 2
Servicios World Acceptance Corporation de México, S. de R.L. de C.V.

Member	Interest	Value	Percentage
WAC Mexico Holdings, LLC	1	$553.00	1%
WAC de México	1	$54,747.00	99%
Total	2	$55,300.00	100%

EXHIBIT 3

DILIGENCE DOCUMENTS

Item	Folder	Sub Folder	Archivos
1	Due Diligence
	1.1	Corporativa
		1.1.1	Convenios de afiliación ante las diversas dependencias de la administración pública, federal, estatal o municipal
		1.1.2	Información de Marcas Registradas, Patentes, Slogans, Derechos de autor y demás Propiedad Intelectual.
		1.1.3	Actas de Asamblea de la sociedad desde que se constituyó hasta la fecha actual debidamente inscritas en el Registro Público de la propiedad y del Comercio. Así como la matrícula de la sociedad.
		1.1.4	Libro de Registro de Accionistas
		1.1.5	Dictámenes de Compra Venta de Acciones
		1.1.6	Libro de Variaciones de Capital
		1.1.7	Títulos de Acciones vigentes
		1.1.8	Listado de Activos (Bienes Muebles e Inmuebles) así como los documentos que acreditan la propiedad de estos (facturas, escrituras) estado que guardan, ubicación y resguardo.
		1.1.9	Relación y documentos de poderes otorgados por la sociedad así como identificación de apoderados.
		1.1.10	Contratos Celebrados y que estén vigentes a la fecha (de crédito, arrendamiento, promesas, prendarios, prestación de servicios, licencias, etc.).
		1.1.11	Declaración de juicios o procedimientos administrativos o fiscales interpuestos por o contra de la sociedad. Así como copias certificadas de dichos procedimientos.
		1.1.12	Relación multas en contra de la sociedad por autoridades administrativas o judiciales, así como los procedimientos seguidos y estatus.
		1.1.13	Comprobantes de pago de todos los servicios, compras, licencias de uso de software etc.
		1.1.14	Actas de sesión de los diversos comités, así como respectivos manuales (ética, crédito, auditoría, cobranza etc.)
		1.1.15	Estados de Cuenta Bancarios
		1.1.16	Manuales de políticas y procedimientos generales
	1.2	Operativa
		1.2.1	Informes emitidos a la Comisión Nacional Bancaria y de Valores
		1.2.2	Dictamen Técnico en materia de Prevención de Lavado de Dinero
		1.2.3	Acuse de la Auditoria Anual
		1.2.4	Informes Auditoria
		1.2.5	Avisos de Comité de Comunicación y Control
		1.2.6	Actas de Sesión del Comité de Comunicación y Control
		1.2.7	Sistema de Monitoreo de Operaciones
		1.2.8	Manual de Políticas y Procedimientos
		1.2.9	Matriz de Riesgo

	1.2.10	SIPRES
	1.2.11	RECA (Contratos de adhesión que se encuentren registrados en CONDUSEF.)
	1.2.12	RECO
	1.2.13	IFIT
	1.2.14	Reportes y Contratos de Buro de Crédito o Circulo de Crédito
	1.2.15	Constancia de Inscripción en CONDUSEF
	1.2.16	Constancia de Actualización del Buro de Entidades Financieras
	1.2.17	Acuse del REDECO
	1.2.18	Acuse de Informe de Capacitación Anual
	1.2.19	Proveedor de Listas Negras
	1.2.20	Clientes Personas Políticamente Expuestas
	1.2.21	Clientes de Alto Riesgo
	1.2.22	Cliente Personas Políticamente Expuestas y Clientes de Alto Riesgo
	1.2.23	Formato de Autorización de Clientes PEPS y de Alto Riesgo
	1.2.24	Constancia de Visitas Semestrales a Clientes de Alto Riesgo
	1.2.25	Inventario de Quejas atendidas y en proceso ante CONDUSEF, Círculo, PROFECO
	1.2.26	Desglose de cartera por Institución Bancaria.
	1.2.27	Información completa de todas las sucursales, (Domicilio, fecha de inicio de operaciones, datos de contacto, datos de gerente o encargado)
1.3	Sistema
	1.3.1	Flujo De Solicitud
	1.3.2	Flujo de Alta de Créditos
	1.3.3	Conexión con Listas Negras así como Conexión con Circulo de Crédito o Buro de Crédito
	1.3.4	Proceso de Autorización
	1.3.5	Calculo de Pagos y Tablas de Amortizaciones
	1.3.6	Proceso de Devoluciones Cancelaciones y Reversos
	1.3.7	Proceso de Condonaciones y Liquidaciones
	1.3.8	Configuración de Producto
	1.3.9	Gestión de Crédito
	1.3.10	Inventario de Activos
	1.3.11	Licencias
	1.3.12	Infraestructura Actual
	1.3.13	Inventario de Aplicativos
	1.3.14	Claves de acceso a correo electrónico, web y file hosting, equipos de cómputo y equipo de seguridad.
1.4	Cobranza
	1.4.1	Integración del Expediente
	1.4.2	Proceso de Análisis de Riesgo
	1.4.3	Expedientes de clientes (acreditados)
	1.4.4	Pagarés que amparan cada uno de los créditos debidamente suscritos de acuerdo con la ley general de títulos y operaciones de crédito.
	1.4.5	Contratos de domiciliación con las Instituciones Bancarias que correspondan.
	1.4.6	Viabilidad y Factibilidad del Cobro
	1.4.7	Proceso de Resguardo y Custodia de Expedientes de Clientes

		1.4.8	Controles de Recuperación de Cartera
	1.5	Datos
		1.5.1	VIVA Portfolio: Accounts, Payment and Status up to June's Month End
		1.5.2	Avance portfolio: Accounts, Payment and Status up to June's Month End
	1.6	Fiscal US
		1.6.1	Estados de Cuenta Bancarios
		1.6.2	Comprobantes de Pago de Impuestos
		1.6.3	Facturas
		1.6.4	Actividades Bancarias en Excel
		1.6.5	Estados Financieros WAC y SWAC
		1.6.6	Balances WAC y SWAC
		1.6.7	Conciliaciones Bancarias
		1.6.8	Contribuciones de Capital de WAC US
		1.6.9	DIOTs y DIMs
		1.6.10	Relación de Activos Fijos
		1.6.11	Contrato de Prestación de Servicios WAC US
	1.7	Estados de Cuenta Bancarios
		1.7.1	Estados de Cuenta Bancarios
	1.8	WAC Buró de Crédito
		1.8.1	Reportes Mensuales de Cuentas Subidas a Buró
	1.9	Legal
		1.9.1	Escrituras, Actas y Resoluciones
	1.10	Automóviles WAC
		1.10.1	Facturas de los Automóviles
	1.11	Fiscal y Contable
		1.11.1	Impuestos sobre Nómina
		1.11.2	Impuestos sobre IMSS
		1.11.3	Declaraciones Anuales
		1.11.4	DIMs y DIOTs
		1.11.5	Papeles de Trabajo
	1.12	Adicional
		1.12.1	Manuales de Mercadotecnía
		1.12.2	Aplicaciones de pagos de VIVA
		1.12.3	Expedientes de Clientes
		1.12.4	Manuales OTIS
	1.13	Fiscal Deloitte
		1.13.1	Papeles de Trabajo Auditor
		1.13.2	Declaraciones Anuales
		1.13.3	Actas WAC y SWAC
2	Requerimientos Adicionales - RH
	2.1	Pólizas de RH
		2.1.1	Seguros de VIDA
		2.1.2	Seguro de Gastos Médicos Mayores y Menores
	2.2	Contrato y Directorio de Abogados

	2.2.1	Contratos de Abogados Juicios Laborales
2.3	CFDI
	2.3.1	Factura de Nómina Quincenal
	2.3.2	Factura de Nómina Mensual
2.4	Dictámenes del Seguro Social
2.5	Tema IMSS
	2.5.1	Solicitud del IMSS (Auditoría)
	2.5.2	Archivos de respuesta R1
	2.5.2	Archivos de respuesta R2

EXHIBIT 4
BOOKS AND RECORDS

4.1. WAC de México, S.A. de C.V., SOFOM, E.N.R

1.	Libro de Registro de Accionistas (Stock Registry Book)

a.	Volume 1: Entry No. 001 to No. 100.

b.	Volume 2: Entry No. 101 to No. 219.

2.	Libro de Actas de Asambleas de Accionistas (Shareholders’ Meetings Minutes Book)

a.	Volume 1: From July 12, 2005 to March 14, 2007.

b.	Volume 2: From March 26, 2007 to March 5, 2008.

c.	Volume 3: From March 20, 2008 to August 28, 2009.

d.	Volume 4: From February 23, 2010 to June 3, 2013.

e.	Volume 5: From June 13, 2013 to September 27, 2006.

3.	Libro de Juntas de Consejo de Administración (Board of Director Meeting Minutes Book)

a.	Volume 1: From January 23, 2013 to May 9, 2016.

4.	Libros de Variaciones de Capital (Variations of Capital Book)

a.	Volume 1: Entry No. 001 to No. 100.

b.	Volume 2: Entry No. 101 to No. 219.
4.2. Servicios World Acceptance Corporation de México, S. de R. L.

1.	Libro de Registro de Socios (Members’ Registry Book)

a.	Volume 1: Entry No. 001 to No. 002.

2.	Libro de Actas de Asambleas de Socios (Members’ Meetings Minutes Book)

a.	Volume 1: From December 14, 2015 to December 17, 2015.

3.	Libro de Juntas de Consejo de Gerentes (Board of Manafers’ Meetings Minutes Book)

a.	Volume 1: Entry No. 001.

4.	Libro de Variaciones de Capital (Variations of Capital Book)

a.	Volume 1: Entry No. 001 to No. 002.

EXHIBIT 5
FORM OF RECEIPT
The undersigned, in representation of Astro Wealth, S.A. de C.V. and Astro Assets, S.A. de C.V., hereby recognize that we have received originals of the following corporate books of the following companies:
WAC de México, S.A. de C.V., SOFOM, E.N.R

1.	Libro de Registro de Accionistas (Stock Registry Book)

a.	Volume 1: Entry No. 001 to No. 100.

b.	Volume 2: Entry No. 101 to No. 219.

2.	Libro de Actas de Asambleas de Accionistas (Shareholders’ Meetings Minutes Book)

a.	Volume 1: From July 12, 2005 to March 14, 2007.

b.	Volume 2: From March 26, 2007 to March 5, 2008.

c.	Volume 3: From March 20, 2008 to August 28, 2009.

d.	Volume 4: From February 23, 2010 to June 3, 2013.

e.	Volume 5: From June 13, 2013 to September 27, 2006.

3.	Libro de Juntas de Consejo de Administración (Board of Director Meeting Minutes Book)

a.	Volume 1: From January 23, 2013 to May 9, 2016.

4.	Libros de Variaciones de Capital (Variations of Capital Book)

a.	Volume 1: Entry No. 001 to No. 100.

b.	Volume 2: Entry No. 101 to No. 219.
Servicios World Acceptance Corporation de México, S. de R. L.

1.	Libro de Registro de Socios (Members’ Registry Book)

a.	Volume 1: Entry No. 001 to No. 002.

2.	Libro de Actas de Asambleas de Socios (Members’ Meetings Minutes Book)

a.	Volume 1: From December 14, 2015 to December 17, 2015.

3.	Libro de Juntas de Consejo de Gerentes (Board of Manafers’ Meetings Minutes Book)

a.	Volume 1: Entry No. 001.

4.	Libro de Variaciones de Capital (Variations of Capital Book)

a.	Volume 1: Entry No. 001 to No. 002.

PURCHASERS

Astro Assets, S.A. de C.V. Sergio de Jesús Elizondo Muñoz Chief Executive Officer (CEO)

Astro Assets, S.A. de C.V. Sergio de Jesús Elizondo Muñoz Chief Executive Officer (CEO)

EXHIBIT 6
PURCHASE AND SALE OF PURCHASED SHARES
BY EACH SELLER
The shares and the equity participation owned by Sellers, are specified as follows:

1.
Stock Certificate No. 1, covering 1, 094,940 shares of the fixed capital and 729,493,945 shares of the variable capital of WAC de México, S.A. de C.V., SOFOM, E.N.R., in the name of World Acceptance Corporation (Seller 1).

2.
Stock Certificate No. 2, covering 11,060 shares of the fixed capital and 7,420,932 shares of the variable capital of WAC de México, S.A. de C.V., SOFOM, E.N.R., in the name of WFC Services, Inc. (Seller 2).

3.	One Equity Participation representing 1% of the corporate capital of Servicios World Acceptance Corporation de México, S. de R.L. de C.V., held by WAC Mexico Holdings, LLC (Seller 3).